Exhibit 10.41
Separation Agreement and General Release
This Separation Agreement and General Release (this “Agreement”) is entered into by and between Bally’s Management Group, LLC (“Bally’s”) and Marcus Glover (“Employee”).
The purpose of this Agreement is to confirm the agreed-upon terms, conditions, and arrangements regarding the separation of Employee from their employment with Bally’s. Employee and Bally’s may hereinafter be referred to collectively as the “Parties” or individually as a “Party.”
For and in consideration of the respective promises, obligations, and commitments set forth herein, the sufficiency of which is expressly acknowledged by both Employee and Bally’s, the Parties agree as follows:
1.    Separation of Employment. Employee’s last day of employment with Bally’s shall be October 15, 2025 (the “Separation Date”). Employee has no present or future right to further employment with Bally’s.
2.    Consideration. Provided that Employee does not revoke this Agreement pursuant to Section 7 below and continues to comply with the terms of this Agreement, Bally’s agrees to provide Employee with the following consideration:
(a)     Bally’s will continue to pay Employee’s base salary for twelve (12) months in biweekly installments of twenty-four thousand thirty-eight dollars and forty-six cents ($24,038.46) in accordance with ordinary payroll practices, minus all customary tax withholdings and other authorized and applicable deductions (the “Separation Payments”). Upon execution of this agreement, the Separation Payments will begin automatically in accordance with the Revocation Period defined in Section 7.
(b)    Employee will receive under separate cover a notice informing Employee of Employee’s eligibility to continue Employee’s group medical insurance coverage (if any), at Employee’s own expense, for a period not to exceed 18 months, in accordance with the provisions of the federal law known as the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Included in the first separation payment will be a one-time lump sum payment of thirty thousand four hundred twenty six dollars and twenty two cents ($30,426.22), to account for 12 months of family coverage for medical, dental, and vision insurance.
(c)    Employee is entitled to 75% of 2025 bonus eligibility equaling four hundred sixty eight thousand seven hundred fifty dollars ($468,750.00) which will be calculated and paid in accordance with standard operating procedure after the closing of 2025 financials.
(d)    Employee will receive 75% of outstanding Performance Stock Units (12,399 shares) and 100% of outstanding Restricted Stock Units (16,533 shares). Shares will be issued in accordance with the terms and condition of the company’s Long Term Incentive Plan (LTIP).

3.    Return of Property. Upon the Separation Date, Employee agrees to return to Bally’s all keys, phones, computer equipment, access cards, IDs, and any information and documents relating to the business of Bally’s, its parent, subsidiaries, and affiliates (collectively, “Protected Entities”).
4.    Confidential Information.
(a)    Employee further acknowledges that Employee had access to confidential and/or proprietary business information of the Protected Entities, including but not limited to, financial and accounting records and data, marketing plans or proposals, customer or employee information, trade secrets, and any other information, material, or documents of a confidential and proprietary nature (“Confidential Information”). For purposes of this Agreement, “Confidential Information” further includes the existence of this Agreement any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Protected Entities.
(b)    Employee agrees that Employee will forever hold in the strictest of confidence and will not use or disclose any Confidential Information. Employee agrees that Employee will not, directly, or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use, in any manner, Confidential Information, or cause any such Confidential Information to enter public domain. In addition, Employee agrees that Employee will not disclose or discuss with any person, except Employee’s legal counsel, tax advisor, or spouse, the existence, terms, and conditions of this Agreement.
5.     Non-Solicitation and Non-Compete. The Company hereby releases Employee from the non-competition obligations set forth in the Restrictive Covenant Agreement. All other terms, conditions, and obligations of the Restrictive Covenant Agreement, including but not limited to confidentiality, non-disparagement, and non-solicitation provisions, shall remain in full force and effect.
6.    Employee’s Release and Waiver of Claims.
    (a)    For and in consideration of the respective obligations of the Parties, including payment to Employee of the Separation Payment, Employee hereby releases, waives, and discharges Bally’s, the Protected Entities, and their respective parent(s), subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, shareholders, members, employees, representatives, and agents (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, suits, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees, costs, and interests) of any kind whatsoever, whether known or unknown (collectively, "Claims") that Employee has against the Released Parties, including, but not limited to, those claims of which Employee is not aware and those not mentioned in this Agreement. Employee releases the Released Parties from all Claims resulting from anything related to Employee’s employment with Bally’s up to the date the Employee signs this Agreement.

(b)    Employee specifically releases all Claims arising from or relating to Employee’s employment or other relationship with the Released Parties, including but not limited to any Claims or rights Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, as amended, the federal Family and Medical Leave Act, as amended, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the federal Equal Pay Act, the federal Worker Adjustment and Retraining Notification Act, Rhode Island laws against discrimination, Rhode Island’s whistleblower statute, Rhode Island’s wage and hour laws, any other federal, state or local laws against discrimination, harassment, retaliation, or laws protecting whistleblowers, or any other federal, state, or local law or regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment and termination of employment. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. Employee further releases the Released Parties from any Claims for wrongful discharge, retaliation, failure to promote, failure to accommodate, breach of contract, breach of fiduciary duty, breach of the covenant of good faith and fair dealing, promissory or equitable estoppel, unjust enrichment, whistle-blowing, negligent infliction of emotional distress, negligence, intentional infliction of emotional distress, fraud, misrepresentation, defamation, torts, violations of public policy of the State of Rhode Island; any Claims for wages or other compensation, including, but not limited to salary, bonuses, accumulated sick leave, stipends, vacation pay, employee benefits, deferred compensation, or any other payments or distributions of any kind; and any other Claims in any way related to Employee’s employment or termination of employment with Employer. However, this release does not waive (i) any claim for unemployment compensation or workers’ compensation, (ii) any other claim that cannot be released by private agreement, and (iii) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission or similar state or local administrative agencies, although the Employee waives any right to monetary relief related to any such filed charge or administrative complaint.
(c)    Employee further expressly covenants and agrees without reservation not to bring any Claims, either in law or in equity, or to otherwise seek or accept any monetary damages or personal restitution from or against Bally’s or the Released Parties. Employee confirms that Employee has no charge, complaint, or action against Bally’s and/or any of the Released Parties pending in any court or other forum or tribunal.
(d)    Employee acknowledges that the above release is knowingly and voluntarily given to Bally’s and the other Releasees, and without such release and Employee’s obligations under this Agreement, Bally’s would have no obligation to pay the Separation Payment.

7.    Period of Consideration and Revocation.
    (a)    Employee acknowledges that Employee has been given a period of forty-five (45) days from the date this Agreement was first presented to consider the terms and conditions of this Agreement.
(b)    Employee may revoke this Agreement at any time within seven (7) days after Employee’s execution of the Agreement by giving notice in writing to Maria Johnson, Senior Vice President of Human Resources, Bally’s Corporation, via email, hand delivery, or regular first-class mail at the following address: Hard Rock Hotel & Casino Biloxi, 777 Beach Boulevard, Biloxi, MS 39530. Maria Johnson’s email address is: maria.johnson@ballys.com. However, even if Employee chooses to revoke this Agreement, the Separation Date shall remain October 15, 2025 and Bally’s is under no obligation to pay Employee the Separation Payment and has no obligation to offer reinstatement to Employee. For purposes of this Agreement, the above-referenced seven (7) day period shall be known as the “Revocation Period.” In the event of a timely written revocation by Employee within the Revocation Period, all obligations of the Parties hereto shall be null and void.
8.    Non-Disparagement. Employee agrees that following the Separation Date, Employee will act in a manner consistent with the best interest of Bally’s and refrain from making any disparaging comments with respect to Bally’s or the other Released Parties. Likewise, Bally’s agrees that following the Separation Date, it will refrain from making any disparaging comments with respect to Employee.
9.    Miscellaneous.
(a)    The Parties to this Agreement represent and warrant that they have been given the opportunity to employ legal counsel to represent them with respect to this Agreement and all matters covered by and relating to it, and they have been fully advised, or have had an opportunity to be fully advised, by counsel with respect to their rights and with respect to the execution of this Agreement. Employee is specifically advised to seek legal counsel for this purpose. Each Party to this Agreement approves the terms of this Agreement, all of which have been read, fully understood, and have been found to be fair and equitable.
(b)    Employee and Bally’s mutually agree to maintain the confidential nature of this Agreement. If any provision contained in this Agreement is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and in no way shall affect, impair, or invalidate any other provision herein. If any such provision shall be determined invalid due to scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.
(c)    Employee agrees and understands that nothing contained in this Agreement may be or is to be construed as an admission by Bally’s or any of the other Released Parties of any liability or unlawful conduct whatsoever.

(d)    Employee acknowledges that he has read and understands the contents of this Agreement, and that he has entered into this Agreement knowingly, freely, and voluntarily after having had the opportunity to review all terms of this Agreement with an attorney of Employee’s choice.
(e)    This Agreement constitutes the complete and only understanding and agreement between Employee and Bally’s concerning Employee’s employment with Bally’s and the separation of that employment. Accordingly, this Agreement shall supersede any and all prior agreements, arrangements, undertakings or understandings between Employee and Bally’s with respect to the subject matter hereof. Any modification of the terms specified herein must be in writing and executed by both Employee and a duly authorized Bally’s representative.
(f)    This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Rhode Island without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the State Rhode Island. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

Employee                    Bally’s Management Group, LLC

Marcus Glover                Print Name:    Craig Eaton
Employee Full Legal Name

Signature: /s/ Marcus Glover     Signature: /s/ Craig Eaton

Title:    Sr. VP

Date:    November 6, 2025     Date:    11-11-2025
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